EXHIBIT 4

                                    AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of this 18th day of June, 2001, by and among Eaton Vance Municipals Trust, a Massachusetts business trust ("Municipals Trust") on behalf of its series Eaton Vance Texas Municipals Fund ("Texas Fund") and Eaton Vance National Municipals Fund ("National Fund").

                                   WITNESSETH

     WHEREAS, Municipals Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as Texas and National Funds), and the Trustees of Municipals Trust have divided the shares of Texas Fund and National Fund into multiple classes, including Class A and Class B shares ("Texas Fund Shares" and "National Fund Shares");

     WHEREAS, Texas Fund currently invests all of its assets in Texas Municipals Portfolio (the "Texas Portfolio"), a New York trust registered under the 1940 Act as an open-end management investment company;

     WHEREAS, the National Fund currently invests all of its assets in National Municipals Portfolio (the "National Portfolio"), a New York trust registered under the 1940 Act as an open-end management investment company;

     WHEREAS, Boston Management and Research, a wholly owned subsidiary of Eaton Vance Management, serves as investment adviser to the Portfolios;

     WHEREAS, Municipals Trust desires to provide for the reorganization of Texas Fund through the acquisition by National Fund of substantially all of the assets of Texas Fund in exchange for National Fund Shares in the manner set forth herein; and

     WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1  The term "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.2 The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.3  The  term   "Agreement"   shall  mean  this   Agreement  and  Plan  of
          Reorganization.



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     1.4  The term "Assumed  Liabilities" shall mean all liabilities,  expenses, costs, charges and receivables of Texas Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date. Included therein for the National Fund Class B shall be the uncovered distribution charges under the Texas Fund Class B Distribution Plan, or the amount of contingent deferred sales charges that would be paid by all Texas Class B shareholders if they redeemed on the Closing Date if lower; such amount shall be treated as uncovered distribution charges under the National Fund Class B Distribution Plan.

     1.5 The term "Business Day" shall mean any day that is not a Saturday or Sunday and that the New York Stock Exchange is open.

     1.6 The term "Close of Trading on the NYSE" shall mean the close of regular trading, which is usually 4:00 p.m. Eastern time.

     1.7  The  term  "Closing"   shall  mean  the  closing  of  the  transaction
          contemplated by this Agreement.

     1.8 The term "Closing Date" shall mean the first Monday following receipt of all necessary regulatory approvals and the final adjournment of the meeting of Texas Fund shareholders at which this Agreement is considered, or such other date as may be agreed by the parties on which the Closing is to take place.

     1.9  The  term   "Commission"   shall  mean  the  Securities  and  Exchange
          Commission.

     1.10 The  term  "Custodian"  shall  mean  Investors  Bank & Trust  Company.

     1.11 The term "Delivery  Date" shall mean the date  contemplated by Section
          3.3 of this Agreement.

     1.12 The term "Municipals Trust N-14" shall mean Municipals Trust's registration statement on Form N-14, as may be amended, that describes the transactions contemplated by this Agreement and the National Fund Shares.

     1.13 The term "National Municipals Trust N-1A" shall mean the registration statement, as amended, on Form N-1A of Municipals Trust with respect to National Fund in effect on the date hereof or on the Closing Date, as the context may require.

     1.14 The term "NYSE" shall mean the New York Stock Exchange.

     1.15 The term "Proxy Statement" shall mean the combined prospectus and proxy statement furnished to the Texas Fund shareholders in connection with this transaction.

     1.16 The term "Securities List" shall mean the list of those securities (and other assets) owned by Municipals Trust, on behalf of Texas Fund, on the Delivery Date.

     1.17 The term "Texas Municipals Trust N-1A" shall mean the registration statement, as amended, on Form N-1A of Municipals Trust with respect to Texas Fund in effect on the date hereof or on the Closing Date, as the context may require.

     1.18 The term "Valuation Date" shall mean the Business Day preceding the Closing Date.

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2.   TRANSFER AND EXCHANGE OF ASSETS

     2.1 Reorganization of Texas Fund. At the Closing, Municipals Trust shall transfer all of the assets of Texas Fund received from the Texas Portfolio, and assign all Assumed Liabilities to National Fund, and National Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by National Fund to Texas Fund on the Closing Date of Class A and Class B National Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. National Fund shall transfer such assets and liabilities to National Portfolio on the Closing Date.

     2.2 Computation of Net Asset Value. The net asset value per share of the National Fund Shares and the net value of the assets of Texas Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the National Fund Shares shall be computed in the manner set forth in the National Municipals Trust Form N-1A.

               In determining the value of the securities transferred by Texas Fund to National Fund, each security shall be priced in accordance with the policies and procedures described in the National Municipals Trust N-1A. All such computations shall be subject to review, in the discretion of Municipals Trust's Treasurer, by Deloitte & Touche LLP, Municipals Trust auditors.

3.   CLOSING DATE, VALUATION DATE AND DELIVERY

     3.1 CLOSING DATE. The Closing shall be at the offices of Eaton Vance Management, The Eaton Vance Building, 255 State Street, Boston, MA 02109 immediately prior to the opening of Eaton Vance's business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of 9:00 a.m. Eastern time on the Closing Date unless otherwise agreed in writing by the parties.

     3.2 VALUATION DATE. Pursuant to Section 2.2, the net value of the assets of Texas Fund and the net asset value per share of National Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of Municipals Trust with respect to Texas Fund will be permanently closed, and sales of Texas Fund Shares shall be suspended, as of the close of business of Municipals Trust on the Valuation Date. Redemption requests thereafter received by Municipals Trust with respect to Texas Fund shall be deemed to be redemption requests for National Fund Shares to be distributed to shareholders of Texas Fund under this Agreement provided that the transactions contemplated by this Agreement are consummated.

               In the event that trading on the NYSE or on another exchange or market on which securities held by Texas or National Portfolio shall be disrupted on the Valuation Date so that, in the judgment of the Trust, accurate appraisal of the net assets of Texas Fund to be transferred hereunder or the assets of National Fund is impracticable, the Valuation Date shall be postponed until the first Business Day

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          after the day on which  trading  on such  exchange  or in such  market shall, in the judgment of the Trust, have been resumed without disruption. In such event, the Closing Date shall be postponed until one Business Day after the Valuation Date.

     3.3 DELIVERY OF SECURITIES AND OTHER ASSETS. After the close of business on the Valuation Date, Municipals Trust shall issue instructions providing for the delivery of all securities held on behalf of Texas Fund together with other non-cash assets of Texas Fund to the Custodian to be held for the account of National Fund, effective as of the Closing. National Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

          Securities so delivered shall be in proper form for transfer in such condition as to constitute a good delivery thereof, in accordance with the custom of brokers, and shall be accompanied by all necessary stock transfer stamps (or other documentation evidencing payment of local taxes), if any, or a check for the appropriate purchase price of such stamps (or payment of such local tax). Unless otherwise directed by Municipals Trust in writing on or before the Delivery Date, cash held by and to be delivered, on behalf of Texas Fund, shall be delivered on the Closing Date and shall be in the form of wire transfer in Federal Funds, payable to the order of the account of National Fund at the Custodian. A confirmation for the National Fund Shares registered in the name of Texas Fund shall be delivered on the Closing Date.

4.   TEXAS FUND DISTRIBUTIONS AND TERMINATION

          As soon as reasonably practicable after the Closing Date, Municipals Trust shall pay or make provisions for the payment of all of the debts and taxes of Texas Fund and distribute all remaining assets, if any, to shareholders of Texas Fund, and Texas Fund shall thereafter be terminated under Massachusetts law. The Texas Portfolio shall liquidate and deregister under the 1940 Act.

          At, or as soon as may be practicable following the Closing Date, Municipals Trust on behalf of Texas Fund shall distribute the Class A and Class B National Fund Shares it received from the National Fund to the shareholders of the Texas Fund and shall instruct National Fund as to the amount of the pro rata interest of each of Texas Fund's shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Municipals Trust), to be registered on the books of National Fund, in full and fractional National Fund Shares, in the name of each such shareholder, and National Fund agrees promptly to transfer the National Fund Shares then credited to the account of Texas Fund on the books of National Fund to open accounts on the share records of National Fund in the names of Texas Fund shareholders in accordance with said instruction. Each Texas Fund shareholder shall receive shares of the corresponding class of National Fund to the class of Texas Fund held by such shareholder. All issued and outstanding Texas Fund Shares shall thereupon be canceled on the books of Municipals Trust. National Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.   TEXAS FUND SECURITIES

          On the Delivery Date, Texas Portfolio shall deliver the Securities List and tax records. Such records shall be made available by Texas Portfolio prior to the Closing Date for inspection by the Treasurer (or his designee) and the auditors of National Fund and National Portfolio upon reasonable request. Notwithstanding the foregoing, it is expressly

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     understood  that Texas  Portfolio may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as an open-end, management investment company.

6.       LIABILITIES AND EXPENSES

          National Fund shall acquire all liabilities of Texas Fund, whether known or unknown, or contingent or determined. Municipals Trust will discharge all known liabilities of Texas Fund, so far as may be possible, prior to the Closing Date. Texas Fund and National Fund shall bear their respective expenses, in connection with carrying out this Agreement.

7.       TEXAS AND NATIONAL PORTFOLIOS REPRESENTATIONS AND WARRANTIES

          Each of the Texas and National Portfolio hereby represents, warrants and agrees as follows:

     7.1 LEGAL EXISTENCE. The Portfolio is a trust duly organized and validly existing under the laws of the State of New York.

     7.2 REGISTRATION UNDER 1940 ACT. The Portfolio is duly registered with the Commission as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

     7.3 FINANCIAL STATEMENTS. The statement of assets and liabilities, schedule of portfolio investments and related statements of operations and changes in net assets dated July 31, 2000 (audited) and January 31, 2001 (unaudited) for Texas Portfolio and September 30, 2000 (audited) and March 31, 2001 (unaudited) for National Portfolio fairly present the financial condition of the Portfolio as of said date in conformity with generally accepted accounting principles.

     7.4 NO MATERIAL EVENTS. There are no legal, administrative or other proceedings pending, or to its knowledge, threatened against the Portfolio which would materially affect its financial condition.

     7.5 REQUISITE APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Portfolio's Board of Trustees by vote taken at a meeting of such Board duly called and held on June 18, 2001.

     7.6 NO MATERIAL VIOLATIONS. The Portfolio is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of the Portfolio or of any agreement, indenture, instrument, contract, lease or other undertaking to which it is a party or by which it is bound.

     7.7 TAXES AND RELATED FILINGS. Except where failure to do so would not have a material adverse effect on the Portfolio, the Portfolio has filed and will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including the taxable year ended July 31, 2000 for Texas Portfolio and September 30, 2000 for National Portfolio, and no such filings or reports are currently being audited

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          or contested by the Internal  Revenue Service or state or local taxing
          authority  and  all  federal,  state  and  local  income,   franchise,
          property, sales, employment or other taxes or penalties payable have been paid or will be paid, so far as due. The Portfolio is classified as a partnership for federal tax purposes, has qualified as such for each taxable year of its operations, and will qualify as such as of the Closing Date.

     7.8 GOOD AND MARKETABLE TITLE. On the Closing Date, the Portfolio will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to Texas Fund. Upon delivery of such assets, Texas Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims, restrictions (including such restrictions as might arise under the 1933 Act) and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which National Fund has notice and necessary documentation at or prior to the time of delivery.

     7.9 BOOKS AND RECORDS. The Portfolio has maintained all records required under Section 31 of the 1940 Act and rules thereunder.

8.   MUNICIPALS TRUST REPRESENTATIONS AND WARRANTIES

          Municipals Trust, on behalf of Texas and National Funds, hereby represents, warrants and agrees as follows:

     8.1 LEGAL EXISTENCE. Municipals Trust is a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Each of Texas Fund and National Fund is a validly existing series of Municipals Trust. Municipals Trust is authorized to issue an unlimited number of shares of beneficial interest of National Fund.

     8.2 REGISTRATION UNDER 1940 ACT. Municipals Trust is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

     8.3 FINANCIAL STATEMENTS. The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Texas Fund dated July 31, 2000 and January 31, 2001 (unaudited) and National Fund dated September 30, 2000 and March 31, 2001 (unaudited), fairly present the financial condition of Texas Fund and National Fund as of said dates in conformity with generally accepted accounting principles.

     8.4 NO CONTINGENT LIABILITIES. There are no known contingent liabilities of Texas Fund or National Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Municipals Trust threatened, against Texas Fund or National Fund which would materially affect its financial condition.

     8.5 REQUISITE APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Municipals Trust by vote taken at a meeting of such Board duly called and held on June 18, 2001. No approval of the shareholders of National Fund is required in connection with this Agreement or the transaction contemplated hereby.

     8.6 NO MATERIAL VIOLATIONS. Municipals Trust is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of Municipals Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which Municipals Trust is a party or by which it is bound.

     8.7 TAXES AND RELATED FILINGS. Except where failure to do so would not have a material adverse effect on Texas Fund or National Fund (i) each of Texas Fund and National Fund has filed or will file (or has obtained valid extensions of filing dates for) all required federal, state and local tax returns and reports for all taxable years through the taxable year ended July 31, 2000 and September 30, 2000, for Texas Fund and National Fund, respectively, and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority; and (ii) all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Each of Texas Fund and National Fund has elected to be treated as a "regulated investment company" under Section 851 and 852 of the Code, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

     8.8 NATIONAL MUNICIPALS TRUST N-1A NOT MISLEADING. The National Municipals Trust N-1A conforms on the date of the Agreement, and will conform on the date of the Proxy Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

     8.9 PROXY MATERIALS. The Proxy Statement delivered to the Texas Fund shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

9.   CONDITIONS PRECEDENT TO CLOSING

          The obligations of the parties hereto shall be conditioned on the following:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties made herein will be true and correct on the Closing Date.

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     9.2  SHAREHOLDER APPROVAL. The Agreement and the transactions  contemplated herein shall have been approved by the requisite vote of the holders of Texas Fund Shares in accordance with the 1940 Act and the Declaration of Trust and By-Laws, each as amended, of Municipals Trust.

     9.3 PENDING OR THREATENED PROCEEDINGS. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

     9.4 REGISTRATION STATEMENT. The Municipals Trust N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Municipals Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

     9.5 DECLARATION OF DIVIDEND. Municipals Trust shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to Texas Fund shareholders all of Texas Fund's investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Texas Fund, all of its net capital gain realized in the final taxable period of Texas Fund (after reduction for any capital loss carryforward) and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Texas Fund.

     9.6  STATE SECURITIES LAWS. The parties shall have received all permits and
          other   authorizations   necessary  under  state  securities  laws  to
          consummate the transactions contemplated herein.

     9.7 PERFORMANCE OF COVENANTS. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

     9.8 DUE DILIGENCE. Municipals Trust shall have had reasonable opportunity to have its officers and agents review the records of Texas Portfolio.

     9.9 NO MATERIAL ADVERSE CHANGE. From the date of this Agreement, through the Closing Date, there shall not have been:

          (1) any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Texas Fund or National Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

          (2) any loss (whether or not covered by insurance) suffered by Texas Fund or National Fund materially and adversely affecting of Texas Fund or National Fund, other than depreciation of securities;

          (3) issued by Municipals Trust to any person any option to purchase or other right to acquire shares of any class of Texas Fund or National Fund Shares (other than in the ordinary course of Municipals Trust's business as an open-end management investment company);

          (4) any indebtedness incurred by Texas Portfolio or National Portfolio for borrowed money or any commitment to borrow money entered into by Texas Portfolio or National Portfolio except as permitted in Texas Municipals Trust N-1A or National Municipals Trust N-1A and disclosed in financial statements required to be provided under this Agreement;

          (5)  any  amendment  to  the   Declaration  of  Trust  or  By-Laws  of
               Municipals Trust that will adversely affect the ability of Municipals Trust to comply with the terms of this Agreement; or

          (6) any grant or imposition of any lien, claim, charge or encumbrance upon any asset of Texas Portfolio except as provided in Texas Municipals Trust N-1A so long as it will not prevent Municipals Trust from complying with Section 7.8.

     9.11 LAWFUL SALE OF SHARES. On the Closing Date, National Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Municipals Trust, and conform in all substantial respects to the description thereof contained in the Municipals Trust N-14 and Proxy Statement furnished to the Texas Fund shareholders and the National Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Municipals Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

10.  ADDRESSES

          All notices required or permitted to be given under this Agreement shall be given in writing to Eaton Vance Municipals Trust, The Eaton Vance Building, 255 State Street, Boston, MA 02109 (Attention: Eric G. Woodbury, Esq.), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

11.  TERMINATION

          This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Section 7, 8 or 9 hereof have not been performed or do not exist on or before December 31, 2001. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

12.  MISCELLANEOUS

          This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Municipals Trust represents that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Municipals Trust represents that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders.

13.  PUBLICITY

          Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein will be made at such time and in such manner as Municipals Trust shall determine.

14.  AMENDMENTS

          At any time prior to or after approval of this Agreement by Texas Fund shareholders (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and
     (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of National Fund Shares to be received by Texas Fund shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

15.  MASSACHUSETTS BUSINESS TRUST

          References in this Agreement to Municipals Trust mean and refer to the Trustees, from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Municipals Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of Municipals Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Trust as provided in such Declaration of Trust. No series of Municipals Trust shall be liable for the obligations of any other series.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and its seal affixed hereto by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:                      EATON VANCE MUNICIPALS TRUST
                             (on behalf of Eaton Vance Texas Municipals Fund)


/s/ Eric G. Woodbury         By:      /s/ Thomas J. Fetter
----------------------                ---------------------------------------
Assistant Secretary                   President


                             EATON VANCE MUNICIPALS TRUST
                             (on behalf of Eaton Vance National Municipals Fund)


/s/ Eric G. Woodbury         By:      /s/ Thomas J. Fetter
----------------------                ---------------------------------------
Assistant Secretary                   President


                             TEXAS MUNICIPALS PORTFOLIO


/s/ Eric G. Woodbury         By:      /s/ Thomas J. Fetter
----------------------                ---------------------------------------
Assistant Secretary                   President


                             NATIONAL MUNICIPALS PORTFOLIO


/s/ Eric G. Woodbury         By:      /s/ Thomas J. Fetter
----------------------                ---------------------------------------
Assistant Secretary                   President